Exhibit j

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Trustees and Shareholders of Domini Social Investments:

We consent to the use of our reports dated September 25, 2009, for Domini Social Equity Fund, Domini European Social Equity Fund, Domini PacAsia Social Equity Fund, Domini European PacAsia Social Equity Fund and Domini Social Bond Fund (collectively the “Funds”), as of July 31, 2009, incorporated herein by reference and to the references to our firm under the headings “FINANCIAL HIGHLIGHTS” in the prospectus and “Independent Registered Public Accounting Firm” in the statement of additional information.

Boston, Massachusetts

November 24, 2009